PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") entered into as of this 15th day of June, 2020, by and between DANNEMANN, LLC (the "Seller") and AEI PROPERTY CORPORATION, a Minnesota corporation, or its assigns (the "Buyer").  The date on which last party hereto executes this Agreement is hereafter referred to as the “Effective Date”.

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.         Property.       Seller is the owner of a parcel of real property, with all improvements thereon, known generally as 8057 West Virginia Drive, Dallas, Texas, currently leased for use as a Talecris Plasma collection facility, such property being more particularly legally described on Exhibit “ A”  attached hereto (collectively, the “Property”). The Property includes all of Seller’s rights and interests in and to all Leases of the Property, buildings, and other improvements on or within the Property or appurtenant thereto, including easements, warranties, guaranties, indemnities, and covenants. Seller wishes to sell and Buyer wishes to purchase the Property on the terms and conditions set forth herein.

2.         Lease. The Property is being sold subject to an existing Lease of the Property, dated June 6, 2008, as amended (collectively, the "Lease") by and between Seller, as lessor and Talecris Plasma Resources, Inc., a Delaware corporation, as lessee (the "Tenant"). The Tenant’s obligations under the Lease are guaranteed by Grifols Shared Services North America, Inc. (“Lease Guarantor”), pursuant to that certain Guaranty attached to the original Lease.

3.         Closing Date. The closing date on Buyer’s purchase of the Property (the "Closing Date") shall be five (5) business days from the expiration of the Due Diligence Period or any Adverse Change Review Period. However, the Closing Date may be earlier upon the mutual agreement of the parties.

4.         Purchase Price. The purchase price for the Property is $5,394,900 (the "Purchase Price"). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit immediately available funds in the amount of the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

Within three (3) business days of Effective Date, Buyer will deposit $50,000 (the "Earnest Money") in an interest bearing account with First American Title Insurance Company, 1125 17th Street, Suite 500, Denver, CO 80202, Lisa Ray; phone number: (303)
876-1134; email: liray@firstam.com (the “Closing Agent” or “Title Company”). As used in this Agreement, the term “Earnest Money” shall mean the amount deposited by Buyer, together with all interest accrued thereon or deemed to have accrued thereon, as provided above. One Hundred Dollars of the Earnest Money shall be considered non-refundable option consideration in consideration for the parties having entered into this Agreement. Any return of the Earnest Money to Buyer pursuant to the terms hereof shall be less the option consideration.

If for any reason (other than Buyer’s default) this Agreement is terminated prior to the expiration of the Due Diligence Period (or prior to the expiration of the Adverse Change Review Period if such occurs because of the unanticipated occurrence of Adverse Change Due Diligence (as defined below)), then the Earnest Money shall be immediately returned to Buyer.

If the transaction contemplated by this Agreement hereby proceeds to closing (the “Closing”), the Earnest Money shall be paid to Seller at Closing and Buyer shall receive a credit against the Purchase Price payable hereunder in the amount of the Earnest Money. If Buyer does not terminate this Agreement by the expiration of the Due Diligence Period or any Adverse Change Review Period or as otherwise provided herein, the Earnest Money shall thereafter be deemed non-refundable, except as otherwise provided in this Agreement.

The balance of the Purchase Price in cash is to be deposited by Buyer into an interest bearing escrow account with the Closing Agent on or before the Closing Date.

5.         Escrow. Escrow shall be opened by Buyer with the Closing Agent  upon execution of this Agreement by both parties. A copy of this fully-executed Agreement will be delivered to the Closing Agent by Buyer and will serve as escrow instructions together with any additional instructions required by Seller and/or Buyer or their respective counsels. Seller and Buyer agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to close escrow. If there is any conflict between any other instructions and this Agreement, this Agreement shall control.

6.         Title. Seller, at its sole expense, has delivered to Buyer a commitment for an ALTA Owner’s Policy of Title Insurance (most recent edition) issued by the Closing Agent, insuring indefeasible fee simple title in the Property, deleting standard exceptions, subject only to such matters as Buyer may approve or waive pursuant to this Section 6 and contain confirmation of the availability of such other endorsements as Buyer may request at Buyer’s expense that are available for a property in Texas, including extended coverage and owner’s comprehensive coverage without exception for mechanic’s liens (the "Updated Title Commitment"). The Updated Title Commitment shows Seller as the present fee owner of the Property and shows Buyer as the fee owner to be insured and insuring Buyer in the amount of the Purchase Price.

The Updated Title Commitment shall also include:

a) an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate;

b)   a statement of whether taxes are current and if not, show the amounts unpaid; and

c)

the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased.

All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Updated Title Commitment. Copies of  all documents referred to in the Updated Title Commitment (the “Updated Title Commitment Documents”)   must be provided to Buyer before this item will be considered ‘delivered’ as required under Section
8.01 for the tolling of the start of the Due Diligence Period.

Buyer shall be allowed, at any time on or prior to five (5) business days prior to expiration of the Due Diligence Period to make objections thereto and making of requests for specific endorsements, said objections or requests (hereinafter “Objections”) to be made in writing or deemed waived.

If any Objections are so made, Seller shall within three (3) business days after receipt of Buyer’s Objections (“ Seller’s Cure Period  ”) respond to Buyer  in writing whether Seller shall cure, remove, or obtain insurable title over said Objections. Failure of Seller to notify Buyer in writing within such three (3) business day period shall be deemed an election by Seller on the last day of such period not to cure, remove, or obtain insurable title over said Objections. If Seller shall elect not to cure, remove, or obtain insurable title over Buyer’s Objections during Seller’s Cure Period, then Buyer may terminate this Agreement by written notice to Seller given not later than the date of expiration of the Due Diligence Period, in which event the Title Company shall refund the Earnest Money Deposit to Buyer, and thereafter Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement. If Buyer does not so notify Seller of termination, Buyer shall be deemed to have elected to waive such Title Objections and proceed to Closing without reduction to the Purchase Price.

If Buyer shall so terminate this Agreement, the Earnest Money shall be immediately returned in full to Buyer and neither party shall have any further duties or obligations to the other hereunder (except for those which expressly survive the termination of this Agreement). If Buyer does not deliver such notice of termination, Buyer shall be deemed to have waived its right to terminate this Agreement as referenced above except for any Adverse Change Due Diligence. If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at or prior to Closing and at Seller’s cost, cure, remove, satisfy, or insure over any Objections which Seller elected in writing to cure, remove, satisfy, or insure over as provided above.

Any matters appearing on the Updated Title Commitment at the end of the period allowed to Buyer to review the same, to which Buyer has not objected (as well as those for which Buyer’s objection has been cured by Seller) shall be deemed to be permitted (“Permitted Exceptions”).

In the event that the Updated Title Commitment is amended, reissued or otherwise modified (an “Amended Title Commitment”) to include new or revised requirements, exceptions or conditions that were not specifically set forth in the Updated Title Commitment (a “New Title Matter”), then Buyer shall have five (5) business days after Buyer’s receipt of an Amended Title Commitment to review and object to any New Title Matter(s) by written notice to Seller. Within three (3) business days of any such Buyer notice, Seller shall respond to Buyer in writing indicating whether Seller agrees to cure, remove, satisfy, or insure over the same. Seller’s failure to respond within such two (2) business day period shall be deemed an election by Seller on the last day of such period not to cure, remove, satisfy, or insure over such New Title Matter(s). If Seller elects or is deemed to have elected not to cure, remove, satisfy, or insure over one or more of the New Title Matter(s) or fails to do so on or prior to the Closing Date, then Buyer may either (i) terminate this Agreement by written notice to Seller, in which event the Title Company shall refund the Earnest Money Deposit to Buyer, and thereafter Seller and Buyer shall not have any further liability hereunder except for obligations that by the express terms of this Agreement survive the termination of this Agreement, or (ii) waive such Title Objection(s) and proceed to Closing. If necessary, the Closing Date shall be extended by the number of days necessary for Buyer to have five (5) business days to review any New Title Matter appearing in an Amended Title Commitment and at least three (3) business days to elapse after sending any objection thereto to Seller. Buyer shall be deemed to have preserved its right to terminate this Agreement if any Title Objection to a New Title Matter is not cured, removed, satisfied, or insured over by Seller at its cost, prior to Closing and if not undertaken by Seller, Buyer may terminate this Agreement and the Earnest Money shall be immediately returned to Buyer.

7.         Site Inspection. As a condition precedent to Buyer’s obligations hereunder, the Property shall be inspected and approved by Buyer, in Buyer’s sole discretion, prior to the expiration of the Due Diligence Period. Subject to the prior rights of Tenant (including any provisions of the Lease relating to Landlord’s right to enter the Property), Seller hereby grants to Buyer and Buyer’s agents, employees, and contractors the right to enter upon the Property, on one (1) occasion, at a reasonable time which does not materially interfere with Tenant’s normal business operations during the Due Diligence Period, to conduct such inspection provided however in the event of Adverse Change Due Diligence, Buyer may investigate the Property an additional time; provided that Buyer and its agents will only be permitted such access when accompanied by Seller or a representative of Seller, who will be available during normal business hours upon reasonable prior notice to accompany Buyer and its agents, and provided, further, that Buyer will obtain Seller’s prior written approval before performing any soil sampling, boring tests, or other invasive testing.

In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, mechanics’ liens, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s inspection; provided, however, this indemnity shall not include, and shall specifically exclude, any liabilities, claims, losses, or damages to the extent arising out of or resulting from the mere discovery by Buyer or its agents, representatives, contractors, or employees of the presence of any toxic or hazardous substance in, on, or under the Property. If any inspection or test disturbs or damages the Property, Buyer shall promptly repair and restore the Property to substantially the same condition as existed prior to any such inspection or test.  Prior to any entry on the Property by Buyer or its agents, Buyer shall provide proof of insurance of Buyer and its agents reasonably satisfactory to Seller. Buyer’s indemnity and hold harmless obligation and other obligations in the preceding paragraph shall survive termination of this Agreement or Closing.

8.         Due Diligence and Due Diligence Periods.

8.01     Due Diligence Documents and Due Diligence Period.

Buyer shall have until 11:59 pm CST on the thirtieth (30th) day after the Effective Date (the “Due Diligence Period”) to review or object to the following Due Diligence Documents (a) through (x) (the "Due Diligence Documents") to be delivered by Seller, or ordered from and delivered by a third party as indicated below. Buyer and Seller acknowledge the delivery of the Due Diligence Document(s), except for the following items which have not been provided by Seller: e, f, g, and i-s inclusive.

Within three (3) business days following the Effective Date, the following Due Diligence Documents are to be delivered to Buyer to the extent such documents are in the possession or control of Seller and to the extent not previously furnished, or if to be ordered from a third party, once received from the third party are to be delivered to Buyer:

a) A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;

b) A copy of Seller’s existing as-built ALTA survey and/or existing boundary ALTA survey of the Property (“Existing Survey”);

c) A complete copy of the Lease, and any amendments thereto,  including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar) and the most recent tenant estoppel in Seller’s possession;

d) A copy of Seller’s existing Phase I Environmental Site Assessment report
(“Existing Phase I ESA”);

e) A copy of the Tenant’s existing insurance certificate(s) for the Property;

f)   A copy of Seller’s existing insurance certificate(s) for the Property;

g) A copy of any zoning information concerning the current zoning of the Property;

h) A copy of any soils suitability/geotechnical report along with copies of compaction testing results and/or evidence from the general contractor certifying that the recommendations contained in the soils report were followed during construction;

i)   A copy of the Certificate of Occupancy from the governing municipality;

j)
A copy of the Fire Sprinkler Certification for the improvements on the Property, if applicable;

k)  Certificate of Substantial Completion executed by the project architect and/or general contractor for the improvements and approval or acceptance of the improvements by the Tenant;

l)   Copies of the existing final building plans and specifications for the improvements;

m) A copy of the most recent real estate tax statement for the Property;

n) A rental accounting for the last twelve (12) months (or  such shorter period reflecting Tenant’s occupancy of the Property) showing the date and amount of each rent payment (including any additional and escrowed amounts) received from Tenant;

o) Copies of current and prior calendar year budget and reconciliation for the property as  required  under the Lease and/or  any documents  related  to  Common  Area Maintenance “CAM” affecting the Property;

p) Copies of all CAM related contracts and invoices for any contracted services, and the names, addresses and contact information for third parties to, and/or managers or administrators of, any CAM pursuant to agreement, declaration, or reciprocal easements;

q) A copy of any correspondence concerning unresolved and ongoing issues with Tenant and/or any governmental body or authority regarding landlord’s work, construction, or maintenance issues still being addressed between the parties to date; any correspondence from Tenant or Tenant’s representatives regarding on- going requested or potential rent reductions and/or amendments to the Lease, if any;

r)
Copies of any and all warranties respecting construction of the improvements, including but not limited to, HVAC system, structural, plumbing or electrical that have  not expired by their terms, and if applicable as required by the Lease assignments thereof to Tenant, issued to or required to be provided to Tenant as designated in the Lease. Buyer will require any and all warranties that have not expired and have not been transferred to Tenant, to be transferred to Buyer at Closing, at Seller’s sole expense, but only to the extent that such warranties are assignable without the consent of any third party;

s)   Copy of a transferrable 15-year weather tight roof warranty, to be transferred to Buyer on the Closing Date, at Seller’s sole expense, but only to the extent that such warranty is assignable without the consent of any third party, provided that Seller shall use commercially reasonable efforts to obtain any such required third-party consents and provided further that any out-of-pocket costs incurred in connection with seeking such consents shall be paid by Buyer;

t)
Within three (3) business days of the Effective Date, Seller shall, at its sole expense, be responsible for ordering and, upon receipt, delivering to Buyer an Updated Title Commitment and Updated Title Commitment Documents as defined above in Section 6;

u) Within three (3) business days of the Effective Date, Seller shall be responsible for ordering and, upon receipt, delivering to Buyer an updated as-built ALTA Survey (the “Updated Survey”) certified to “AEI Property Corporation, and its assigns” and  Title Company,  which  Updated Survey shall  not  be considered complete nor delivered until it reflects the Updated Title Commitment, and is in accordance with the requirements set forth in  Exhibit “ B”  attached hereto, which Updated Survey is less than six (6) months old as of the Closing Date or which shall be accompanied by an affidavit of Seller indicating that the Updated Survey is accurate and there have not been any changes to such survey on or after the date the Updated Survey was issued;

v) Within three (3) business days of the Effective Date, Seller shall be responsible for ordering and, upon receipt, delivering to Buyer an Updated Phase I Environmental Site Assessment report in accordance to ASTM 1527-13 guidelines (the “Updated Phase I ESA”) certified to “AEI Property Corporation, its successors and assigns”, unless Seller’s existing Phase I Environmental Assessment is less than six (6) months old as of the Closing Date. If Seller’s existing Phase I Environmental Site Assessment report is less than six (6) months old as of the date of closing, then Seller shall provide to AEI a reliance letter certified to “AEI Property Corporation, and its assigns”;

w) Seller shall deliver a copy of the Property Condition Assessment report which was previously issued to Seller prior to the Effective Date at Seller’s cost and expense (“PCA Report”), and also within one (1) business day of the Effective Date, Buyer shall be responsible for ordering, at Buyer’s expense, a Property Condition Assessment report (the “Updated PCA Report”) certified to “AEI Property Corporation, and its assigns” as to the condition of the Property within three (3) months of the Closing Date (which Updated PCA Report Buyer confirms has been ordered as of the Effective Date, but not yet been received);

x) Within three (3) business days of the Effective Date, Seller shall be responsible for ordering and, upon receipt, delivering to Buyer, at Buyer’s expense, an a zoning letter from the applicable municipality or report from Seller’s zoning consultant certified to “AEI Property Corporation, and its assigns” (“Updated Zoning Letter”).

Notwithstanding any of the above to the contrary, Buyer acknowledges and agrees that (1) Seller has obtained drafts of the Updated Survey and the Updated Phase I ESA (collectively, the “Specified Due Diligence Items”) prior to the date hereof at the expense of Seller, which expense has been disclosed to Buyer and approved by Buyer, and Buyer shall reimburse Seller for such costs at Closing and (2) if for any reason Closing does not occur, (i) Buyer shall have no responsibility for reimbursing Seller for any costs incurred by Seller in connection with the Specified Due Diligence Items, and (ii) Buyer shall execute and deliver any agreements, documents or other instruments reasonably required by Seller to release Buyer’s interests in the Specified Due Diligence Items so that Seller may have them re-certified to a future buyer of the Property and/or such buyer’s lender.

If Seller chooses to transmit the Due Diligence Documents in its possession through use of such electronic medium such as ‘Dropbox’ or similar, each deposit in such medium by Seller must be accompanied by contemporaneous emails to the Buyer and its counsel as set forth in the notice provision below alerting Buyer to such deposit.

During the Due Diligence Period, Buyer may cancel this Agreement for any reason by delivering a cancellation notice to Seller and Closing Agent on or before the expiration of the Due Diligence Period and the Earnest Money shall be immediately returned in full to Buyer and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).

If notice of termination is not given on or before the expiration of the Due Diligence Period, all such matters applicable to the Due Diligence Period shall be deemed acceptable and all such conditions satisfied and/or waived and the right to termination under Section 8.01 shall be extinguished and the Earnest Money shall be non-refundable to Buyer, except pursuant to Buyer’s right of termination as set forth in Section 14(d) and/or  Section 15.

8.02     Form of Closing Documents. At least seven (7) days prior to the expiration of the Due Diligence Period, Seller shall, at its sole expense, provide to Buyer the forms of the following documents, and Seller and Buyer shall agree on the form of the following documents (to the extent not attached hereto), which are to be delivered to the Title Company on the Closing Date by Seller (and executed by Seller and Buyer as appropriate) as set forth in Section 14 hereof:

(a)       Special Warranty Deed with limited warranty conveying title to the Property to
Buyer, in form and substance reasonably satisfactory to Buyer and Seller (the
“Deed ”  );

(b)
Seller’s Affidavit as may be reasonably required by the Title Company to delete from the Owner’s Title Policy the standard exceptions capable of being deleted by owner’s statement (the  “Seller’s  Affidavit”  );

(c)       FIRPTA Affidavit in a form and substance reasonably satisfactory to Buyer and
Seller;

(d)
Assignment and Assumption of the Lease, in the form attached hereto and incorporated herein as  Exhibit  “ C”  ;

(e)       Assignment of Warranties, in the form as attached hereto and incorporated herein as  Exhibit “ D”  which, for the avoidance of doubt, shall include a general assignment by Seller of any interest it holds in any warranties under Sections
8.01(r) and (s) regardless of consent of any third party;

(f)
A Notice to Tenant of sale and Assignment and Assumption of the Lease in form and substance reasonably satisfactory to Buyer and Seller;

(g)
If applicable, a tax proration and post-closing true-up agreement in form and substance reasonably satisfactory to Buyer and Seller whereby Seller agrees to pay the pro-rata share of real estate taxes and assessments for any tax period prior to the commencement of Tenant’s obligations to pay real estate taxes and assessments as set forth in the Lease (the “Tax Proration Agreement”).

(h)
Estoppel from Tenant, in form and substance reasonably satisfactory to Buyer and Seller (the “Estoppel Letter”), such form to be satisfactory to Buyer if it includes the confirmation of the initial lease term expiration date, rental commencement date, the date of the next rental escalation, statement that neither Landlord nor Tenant is in default, and confirmation of tenant approval of such matters of landlord’s work as Buyer may reasonably request; and

(i)
If applicable, estoppel from any third parties or administrators of any CAM pursuant to agreement, declaration, or reciprocal easements, in form and substance reasonably satisfactory to Buyer and Seller.

In the event that Seller and Buyer do not reach mutual agreement on the form of the above described documents (a) through (c) and (f) through (h) prior to the expiration of the Due Diligence Period or document (i) prior to the end of the title review period set forth in Section 6, this Agreement may be terminated by either Seller or Buyer within five (5) business days after the end of the applicable Due Diligence Period and the Earnest Money shall be immediately returned in full to Buyer and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).

If fully executed copies of documents (h) and, if applicable, (i) above are not received prior to the end of the Due Diligence Period, Buyer shall have three (3) business days after receipt to review each document. If, prior to the Closing Date, (h) and (i) are not executed in the same form as agreed upon between Buyer and Seller (and any differences constitute material and adverse changes to such form), then Buyer may terminate this Agreement and the Earnest Money shall be immediately returned in full to Buyer. Notwithstanding anything to the contrary contained in this Agreement, in the event that the executed Estoppel Letter has not been delivered to Buyer on or before the date that is three (3) business days prior to the then-scheduled Closing Date, Seller shall have the option to extend the Closing Date for up to three (3) business days in aggregate to attempt to obtain the executed Estoppel Letter. The delivery of the executed Estoppel Letter to Buyer shall be a condition precedent to Buyer’s obligation to close, but the failure to obtain such Estoppel Letter shall not be a default by Seller hereunder.

9.         Closing Costs.   Except as provided above with respect to the Specified Due Diligence Items, Seller shall pay the following closing costs: (i) transfer taxes (state, county, and municipality, if such exists) and/or transfer fees; (ii) all recording costs associated with the Deed and Assignment and Assumption of Lease and/or Memorandum of Lease; (iii) all escrow fees; (iv) all costs associated with an updated title commitment/search and the Owner’s Title policy (including extended coverage) premium; (v) all costs associated with the Updated Phase I ESA, PCA Report, and Updated Survey; and (vi) any and all brokerage commissions owed by Seller; and (vi) to the extent that Seller has agreed to cure any such title Objections raised by Buyer, Seller may pay: all costs associated with recording any document(s) or instrument(s) necessary to cure any such title Objections raised by Buyer  or any endorsements necessary to cure any such title objection raised by Buyer that Seller has agreed to cure.

Except as provided above with respect to the Specified Due Diligence Items, Buyer shall pay the following closing costs: (i) the cost of any Owner’s Title Policy endorsements Buyer shall require; (ii) all costs associated with the Updated PCA Report and Updated Zoning Letter.

Seller agrees to credit Buyer $46,990 at closing to account for loss of income from a scheduled rent decrease during the lease term.

Each party will pay its own attorneys’ fees for this transaction.

10.       Real Estate Taxes and Assessments. Seller represents to Buyer that, to the best of its knowledge, all real estate taxes and installments of special assessments due and payable prior to and in the year of Closing on or before the Closing Date have been or will be paid in full as of the Closing Date by either Seller or Tenant.

In the event that Tenant has deposited with Seller any amount for payment of the real estate taxes and levied and pending special assessments payable in the year of Closing, yet Seller has not yet paid said taxes, or any deposit from Tenant remains in Seller’s possession, Seller shall give Buyer a credit at Closing in an amount so deposited by Tenant.

In the event Tenant does not pay any special assessments or real estate taxes for periods prior to the Closing Date that are the responsibility of Tenant under the Lease, Seller and Buyer each agree to pay its prorata share of said assessments or taxes as of the Closing Date for the year of Closing as well as the full amount of taxes and assessments for the year prior to the year in which Closing occurs if the taxes and assessments are paid in arrears within the jurisdiction.

The representations and warranties of the parties set forth in this Section 10 shall survive Closing.

11.       Prorations. Buyer and Seller, as of the Closing Date, shall prorate (with Buyer being deemed to be Landlord for purposes of income and expenses on the Closing Date): Rents and all other amounts paid by Tenant under the Lease (collectively “Rent”) for the month in which the Closing occurs. Rent received by Seller during the month of Closing but relating to

periods before the Closing Date shall be retained by Seller.   For the period after Closing through and including the last day of the month of Closing, all Rent collected by Buyer shall be prorated as of the Closing Date.

In the event that prior to the Closing Date the Tenant does not pay any expenses that are the responsibility of the Tenant under the Lease accruing prior to the Closing Date, Seller and Buyer each agree to pay its prorata share of said charges, and expenses (other than real estate taxes) as of the Closing Date. Collections by Seller after Closing of Rent due and owing Buyer for periods on and after the date of Closing shall be paid to Buyer within five (5) business days of receipt thereof by Seller. Collections by Buyer after Closing of Rent due and owing Seller for periods prior to the date of Closing shall be paid to Seller within five (5) business days of receipt thereof by Buyer; provided, however, that Rent collected after the Closing Date will be applied first to the most recent Rent due (but not more than one month in advance).

If, after Closing, the parties discover any errors in adjustments and apportionments, or additional information becomes available which would render the closing prorations materially inaccurate, the adjustments and apportionments shall be corrected as soon after their discovery as possible.

At Closing, Seller shall cancel any insurance policies that it has related to the Property (effective as of the Closing Date), including but not limited to casualty and liability insurance, and at Closing, Seller shall provide a credit to Buyer for the prorated amount of any insurance premiums that Tenant has paid to Landlord covering the period of time after the Closing Date.

The representations and warranties of the parties set forth in this Section 11 shall survive until March 31 of the calendar year immediately following the Closing Date.

12.        Seller’s Representations and Warranties. Seller represents and warrants as that, as of the Effective Date:

(a)       Except for this Agreement and the Lease between Seller and Tenant, and other matters of record, Seller is not party to any other agreements or leases with respect to the Property that shall survive Closing and be binding upon Buyer;

(b)
Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

(c)       Seller  has  not  received written notice of any pending  actions  or  pending proceedings pending which would materially affect the Property or Tenant, except matters fully covered by insurance;

(d)
The consummation of the transaction contemplated hereunder, and the performance of this Agreement and the delivery of the act of sale to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

(e)       Seller has received no written notice that the Property is substantially damaged by fire and other hazards, and Seller has received no written notice that the Property is the subject of any condemnation proceeding;

(f)
Seller has received no written notice of any proposed improvements, pending assessments or alterations that will affect the property or building;

(g)
Seller has received no written notice that the use and operation of the Property is not in compliance with applicable local, state and federal laws, ordinances, regulations and requirements that remains uncured;

(h)
Except in connection with matters disclosed in the Updated Phase I ESA, Seller has not received any written notice from a governmental authority that the Property is in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions. Except in connection with matters disclosed in the Updated Phase I ESA, Seller has not received any written notice of any proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property;

(i)
The   transaction   contemplated   herein   does   not   represent   a   fraudulent conveyance by Seller;

(j)
            Neither Seller, nor any of Seller’s members, are an entity or person: (i)

            that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”);

            (ii) whose name appears on the United States Treasury Department’s

            Office of Foreign Assets Control (“OFAC”) most current list of

            “Specifically Designated National and Blocked Persons” (which list

            may be published from time to time in various mediums including,     but     not     limited     to,     the     OFAC     website, (http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subsections (i) – (v) above are herein referred to as a “Prohibited Person”). Neither Seller nor its members shall knowingly: (A) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224;

(k)
As of the Closing, there will be no unpaid bills, claims, or liens in connection with any improvements or repairs of any part of the Property or other work performed or materials purchased in connection with the Property by Seller or at the request of Seller;

(l)        As of the Closing, there will be no incomplete punchlist items or liquidated damages owed to Tenant regarding landlord’s work as set forth in the Lease;

(m)
All leasing commissions applicable to the current term of Lease have been paid and no such costs are hereafter payable by Buyer;

(n)
There are no brokerage or commission agreements entered into by Seller that would be binding upon Buyer or the Property after Closing;

(o)
Seller has received no written notice that the Property is not free of structural defects and is not structurally sound;

(p)
To the best of Seller’s knowledge, all items of expense in connection with the Property that Seller knows will be borne by Buyer after closing and are not reimbursable by Tenant are set forth in the Lease or will be disclosed to Buyer during the Due Diligence Period and prorated as of the Closing Date set forth herein except as otherwise provided herein;

(q)
The Lease is in full force and effect, has not been pledged by Seller, modified or amended except as otherwise disclosed to Buyer in writing or as collateral for a loan that will be fully paid at Closing from the sale proceeds. To the best of Seller’s knowledge, neither Seller nor Tenant is in default under the Lease and no Rent has been waived, discounted, compromised, or released by Seller. Seller hereby discloses to Buyer that Tenant pays real estate taxes and assessments upon receipt of the invoices therefor (rather than paying monthly additional rent to Seller on account of such taxes and assessments) and Seller represents to Buyer that (i) all charges for water, gas, electricity and sewer are paid directly by the Tenant and (ii) Seller pays the real estate taxes directly and then receives reimbursement from the Tenant;

(r)
Seller has received no written notice from a governmental authority  that remains uncured that the Property is not in conformance with all applicable local, state and federal laws, ordinances, regulations and requirements. Since occupancy by Tenant, Seller has not received any written notice from Tenant concerning the Property for post-completion construction repairs or written allegation of construction defect or deviations from the final plans and specifications that remains uncured;

(s)       Seller has received no written notice of any special assessments affecting the
Property that are not payable by Tenant; and

(t)
Seller has not granted any party any right to purchase, right of first offer, right of first refusal or other similar right to purchase or acquire the Property, or any portion thereof, other than Buyer under this Agreement.

As used in this Section 12, the phrase “to Seller’s knowledge,” or phrases of similar import shall mean the actual, not constructive or imputed, knowledge of W. Scott Stough, who is the most knowledgeable person associated with Seller with respect to matters regarding the Seller, Property, Lease and Lease Guaranty, with limited duty of inquiry and investigation which shall include normal and customary activities in Seller’s ordinary course of business with respect to the Property. W. Scott Stough shall not be personally liable for any of the obligations of Seller under this Agreement.

SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ANY OF THE DOCUMENTS REQUIRED TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “DOCUMENT REPRESENTATIONS”), THE PROPERTY IS TO BE SOLD PURSUANT TO THIS AGREEMENT AS IS WHERE IS, WITH ALL FAULTS AND WITHOUT ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, ALL OF WHICH ARE HEREBY DISCLAIMED BY BUYER. EXCEPT AS PROVIDED IN THIS AGREEMENT AND/OR IN THE DOCUMENT REPRESENTATIONS, NO GUARANTEES, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY SELLER WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY.    BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION SELLER HAS PROVIDED TO BUYER (INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE DOCUMENTS) HAS BEEN PROVIDED TO BUYER FOR INFORMATIONAL PURPOSES ONLY AND THAT SELLER DOES NOT REPRESENT, WARRANT OR GUARANTEE THE CONTENTS OR OPINIONS CONTAINED IN OR THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION EXCEPT AS PROVIDED IN THIS AGREEMENT OR THE DOCUMENT REPRESENTATIONS.   BUYER’S DECISION WITH RESPECT TO THE ULTIMATE PURCHASE OF THE PROPERTY WILL BE BASED SOLELY UPON ITS OWN INVESTIGATION OF THE PROPERTY AND UPON THE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER SET FORTH IN THIS AGREEMENT OR THE DOCUMENT REPRESENTATIONS. EXCEPT ONLY WITH RESPECT TO A BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY AND SPECIFICALLY CONTAINED IN THIS AGREEMENT OR IN THE DOCUMENT REPRESENTATIONS, BUYER HEREBY WAIVES, RELEASES AND FOREVER DISCHARGES SELLER, ANY TRUSTEE, BENEFICIARY, EMPLOYEE, AGENT OR

PERSON ACTING ON BEHALF OF SELLER AND ANY AFFILIATE OF SELLER OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, LIABILITIES AND COSTS WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, WHICH BUYER NOW HAS OR WHICH MAY ARISE IN THE FUTURE AGAINST SELLER WITH RESPECT TO REPRESENTATIONS AND WARRANTIES RELATED TO THE PROPERTY.   THIS PARAGRAPH SHALL SURVIVE THE CLOSING.

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT DURING THE DUE DILIGENCE PERIOD, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENT REPRESENTATIONS. THIS PARAGRAPH SHALL SURVIVE THE CLOSING.

If, prior to Closing, a representation or warranty of Seller in this Agreement is or becomes materially untrue and/or any occurrence after the end of the Due Diligence Period or document made known to Buyer (that was not discoverable by the exercise of commercially reasonable due diligence by Buyer) that materially changes or renders incomplete, invalid, or inaccurate any of the Due Diligence Documents (“Adverse Change Due Diligence”), then Seller shall promptly give written notice of such Adverse Change Due Diligence to Buyer. If, prior to Closing, upon Seller’s notice or otherwise (including through any written information set forth in the Due Diligence Documents delivered by Seller to Buyer, which shall constitute actual knowledge by Buyer), Buyer acquires knowledge of the untruth or inaccuracy of, or facts or circumstances that would change materially, any representation or warranty of Seller in this Agreement or any Adverse Change Due Diligence, then Buyer shall have five (5) business days to review the Adverse Change Due Diligence (“Adverse Change Review Period”) and the option of (i) waiving such breach of representation or warranty and complete its purchase of the Property pursuant to this Agreement; or (ii) terminating this Agreement and receiving a refund of the Earnest Money. If Buyer does not send written notice to Seller within five (5) business days following receipt of such notice from Seller or otherwise determining that the representation or warranty is untrue, Buyer shall be deemed to have elected to proceed under subsection (i) above. If necessary, the Closing Date shall be extended to allow Buyer to have five (5) business days to examine and to accept all Adverse Change Due Diligence. To the extent that Buyer has knowledge of any untrue or inaccurate representation or warranty, but elects to close on its acquisition of the Property, Buyer shall be deemed to have waived and released all claims related thereto. Buyer’s claims with respect to a breach of Seller’s representations and warranties shall survive the Closing for a period of six (6) months and if suit is  not  filed  within such six (6) month  period,  all  claims  shall  be deemed waived. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Buyer be entitled to pursue a claim against Seller after Closing for a breach of representation or warranty unless such claim is for damages in excess of $10,000.00 and in no event shall Seller be liable to Buyer for amounts in excess of $500,000.

13.        Buyer’s Representations an d Warranties. Buyer represents and warrants to
Seller that:

(a)       Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

(b)
Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will violate, or be in conflict with, any agreement or instrument to which Buyer is a party or by which Buyer is bound; and

(c)       Neither Buyer nor, to the best of Buyer’s knowledge, any of Buyer’s principals, are an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but    not limited to, the OFAC website, (http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subsections (i) – (v) above are herein referred to as a “Prohibited Person”). Neither Buyer nor its principals shall knowingly: (A) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

These Buyer’s representations and warranties are deemed to be true and correct as of the Closing Date and shall survive the Closing.

14.       Closing.

(a)       Unless waived (or deemed waived) by Buyer pursuant to this Agreement, on or before the Closing Date, with contemporaneous copy to Buyer, Seller will deposit into escrow with the Closing Agent the following documents:

(1)       The Deed in the form and substance agreed to by Buyer and Seller;

(2)       An Estoppel Letter signed by Tenant in the form and substance agreed to by
Buyer and Seller;

(3)
Estoppel from any third parties or administrators, if any, of  any CAM pursuant to agreement, declaration, or reciprocal easements in the form and substance agreed to by Buyer and Seller

(4)       Seller Affidavit in the form and substance required by the Title Company; (5)       FIRPTA Affidavit in the form and substance agreed to by Seller and Buyer;
(6)
Seller’s counterpart to the Assignment and Assumption of the Lease in the form and substance as attached hereto and incorporated herein as   Exhibit   “C” , accompanied by the original Lease and originals of any and all documentation modifying the Lease, including but not limited to, assignments, amendments, commencement agreement, memorandum of lease, and letter agreements;

(7)
Assignment of Warranties in the form and substance as attached hereto and incorporated herein as  Exhibit  “ D";

(8)       Tenant’s Certificate of Insurance naming Buyer as additional insured and/or loss payee, as required by the Lease;

(9)       Notice to Tenant of sale of the Property and Assignment and Assumption of the
Lease;

(10)     If applicable, Seller’s counterpart to the Tax Proration Agreement.

(b)       On or before the Closing Date, Buyer will deposit the following with the Closing
Agent:
(1)       the Purchase Price in U.S. Dollars; and

(2)       Buyer’s counterpart to the Assignment and Assumption of Lease.

(c)       Both parties will sign and deliver to the Closing Agent any other documents reasonably required by the Closing Agent and/or the Title Company.

(d)       Notwithstanding anything herein to the contrary, Buyer shall not be obligated to Close if one or more of the following events occurs:

                                        (i)        A default exists in any material financial obligation of Tenant owing under the Lease;

(ii)       There has been a material adverse change in the financial condition of Tenant or Lease Guarantor or there shall be a material action, suit or proceeding pending or threatened against Tenant which affects Tenant’s or Lease Guarantor’s ability to perform under the Lease;

(iii)     Any bankruptcy, reorganization, insolvency, withdrawal, or similar proceeding is instituted by or against Seller, Tenant or Lease Guarantor;
(iv)      Seller, Tenant or Lease Guarantor shall be dissolved, liquidated or wound up;
(v)       Seller fails to deliver an executed estoppel as described above in Sections
8.02(h) and 8.02(i) or the Estoppel Letter executed by Tenant contains adverse or negative financial or Property information or identifies defaults by any party under the Lease;

(vi)      Notice of termination given by Buyer pursuant to any express right to do so under Section 8 or 12; or

(vii)     The Deed delivered by Seller contains a New Title Matter;

The occurrence of any of the events above shall be a condition of Buyer’s obligation to Close, but shall not constitute a default of Seller.   If Buyer elects not to Close upon the occurrence of any of the events above, Buyer shall be entitled to terminate this Agreement upon written notice delivered to Seller given on or prior to the Closing Date, in which event Escrow Agent shall immediately refund the Earnest Money to Buyer.   If such notice of termination is not given on or before the Closing Date, all such matters shall be deemed acceptable and all such deemed conditions satisfied and/or waived and the right to termination under this Section 14(d) shall be extinguished.

15.       Default.

(a)       Default by Buyer; Liquidated Damages. Provided Seller is ready, willing, and able to Close and also that Seller is not in default of this Agreement, then, if any of Buyer’s representations and warranties in this Agreement prove to be untrue at Closing in any material respect, or if Buyer defaults in the performance of its obligations under this Agreement, and Buyer fails to cure such default or breach within ten (10) days after Seller has provided written notice of such default to Buyer (other than failure to close on the Closing Date, for which there will be a one (1) business day cure period after Seller has provided written notice of such default to Buyer), the parties agree that Seller may, as its sole and exclusive remedy, terminate this Agreement and receive payment of the Earnest Money, whereupon this Agreement will terminate and Buyer and Seller will have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. The parties agree that in the event that Seller elects pursuant to this Section 15 to terminate this Agreement and be paid the Earnest Money as its sole and exclusive remedy, (i)

the amount of the Earnest Money is a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of its amount to the range of harm to Seller that reasonably could be anticipated, and the anticipation that proving actual damage would be costly, impracticable and extremely difficult, and (ii) retention of the Earnest Money by Seller as liquidated damages is not intended as a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller.

(b)       Default by Seller or Other Default. Prior to Closing, provided that Buyer is ready, willing, and able to Close and also that Buyer is not in default of this Agreement, then, if Seller defaults in the performance of its obligations under this Agreement, and Seller fails to cure such default or breach within ten (10) days after Buyer has provided written notice of such default to Seller (other than failure to close on the Closing Date, for which there will be a one (1) business day cure period after Buyer has provided written notice of such default to Seller), Buyer shall be entitled to: (i) terminate this Agreement upon written notice delivered to Seller, in which event Escrow Agent shall immediately refund the Earnest Money to Buyer, and Seller shall reimburse Buyer for all of Buyer’s reasonable out-of-pocket costs and expenses not to exceed $30,000, including, but not limited to, Buyer’s reasonable attorneys’ fees; or (ii) pursue the specific performance of this Agreement by Seller, which action must be commenced, if at all, on or before the date that is four (4) months after the outside date for Closing. Buyer acknowledges that these remedies are the exclusive remedies of Buyer at law and equity. The provisions of this Section 15 shall survive the termination of this Agreement.

16.       Damages, Destruction and Eminent Domain. Seller agrees to give Buyer prompt notice of any damage or destruction of the Property or any portion thereof prior to Closing. In the event that prior to Closing any part of the Property is destroyed or damaged by fire, the elements, or any other cause, due to events occurring subsequent to the date of this Agreement, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) business days after receiving written notice of such damage, to either: (a) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer; or (b) accept the Property in its then condition and to proceed with the Closing; provided, however, that in the event that Buyer elects to proceed under clause (b), then Seller shall credit and/or assign to Buyer at Closing the insurance proceeds for such damage, and Buyer shall receive a credit at Closing for any deductible amount under Seller’s casualty insurance (but not more than the amount of the damage), and Seller shall not do, cause or permit any compromise, settlement or adjustment of any claims to such proceeds without Buyer’s prior written consent or Seller shall assign to Buyer Seller’s right, title and interest in and to all insurance proceeds, including payment of applicable deductibles, resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of the Tenant. If Buyer does not deliver notice to Seller within such 10-business day period, Buyer shall be deemed to have terminated this Agreement (in which event the Earnest Money shall be immediately returned to Buyer).

Seller agrees to give Buyer prompt notice of any taking, condemnation or eminent domain proceeding of any of the Property. In the event that prior to the Closing, all or any portion of the Property is subject to a taking or a condemnation by a public authority or other entity with the power of condemnation, Buyer shall have the right, exercisable by giving notice to Seller within ten (10) business days  after receiving written notice of such taking or condemnation, to either: (a) terminate this Agreement upon written notice, in which event the Earnest Money shall be returned to Buyer; or (b) accept the Property in its then condition and to proceed with the Closing; provided, however, that in the event that Buyer elects to proceed under clause (b), then Seller shall make the net proceeds of any condemnation award related to such taking available to Buyer to repair and restore the Property to its condition immediately prior to such taking, and Seller shall not do, cause or permit any compromise, settlement or adjustment of any claims to such award without Buyer’s prior written consent or Seller shall assign to Buyer all Seller’s right, title and interest in and to any award made, or to be made, in the condemnation proceeding, subject to the rights of the Tenant.   The provisions of this Section 16 shall survive Closing and the transfer of title.

17.       Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by facsimile transaction to the respective fax number(s) set forth below with printed confirmation of receipt thereof, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee.

If to Seller:   Scott Stogh
                      Dannemann,LLC                       1128 Main Street,
                      Suite200                             Cincinnati, OH
                        45202
                      Phone No.:
                      Fax:
                      Email:

With a copy to:    Vorys, Sater, Seymour and Pease LLP
                                  Attn: Kristin L. Woeste, Esq.
                                  301 East Fourth Street, Suite 3500
                                  Cincinnati, Ohio 45202
                                  Email: klwoeste@vorys.com

If to Buyer:          AEI Property Corporation
                             1300 Wells Fargo Center                                 30 E. 7th Street
                                   St. Paul, Minnesota 55101
                          Attention: Marni Nygard,                              Chief Investment Officer                            Phone No.: (651) 227-7333
                           Fax: (651) 225-8144
                     Email: mnygard@aeifunds.com

With a copy to:    Jodie Leigh Grabarski
                               Attorney at Law

                                                         Tiede Grabarski PLLC
                                                         4770 White Bear Parkway
                                                         Lower Level
                                                         White Bear Lake MN 55110
                                                         Phone No.: (651) 964-2516
                                                         Email:   jgrabarski@tiedegrabarski.com

18.       Miscellaneous.

18.1      Entire Agreement; Amendments; Rule of Const ruction; Waivers;   Attorneys ’   fees. This Agreement may be amended only by written agreement signed by both Seller and Buyer and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreement or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

18.2     Default.   If the transaction contemplated hereunder is not completed by the Closing Date through default of Seller, Buyer may either, at its election, and as its sole and exclusive choice of remedy, enforce specific performance or terminate this Agreement and receive the immediate return of its Earnest Money. If the transaction contemplated by this Agreement is not completed by the Closing Date through default of Buyer, Seller may at its election, as its sole and exclusive choice of remedy, enforce specific performance or terminate this Agreement and receive the Earnest money in full.

18.3     Assignment. With notice to Seller, this Agreement shall be assignable by Buyer, at its option, in whole or in part, in such manner as Buyer may determine, to an affiliate or affiliates of Buyer.

18.4     Brokers. Seller and Buyer each hereby warrants and represents to the other that it has not, with the exception of Brian Smith of Marcus & Millichap (“Broker”), engaged or dealt with any broker or agent in regard to this Agreement. Seller hereby agrees to pay all commissions and/or fees due to Broker pursuant to a separate agreement. Buyer and Seller shall indemnify, defend and hold each other harmless from and against any other broker’s commission or finder’s fee and other claims asserted by any person claiming a broker’s commission or finder’s fee at the alleged instigation of the indemnifying party concerning this Agreement or the subject purchase and sale of the Property. The terms and conditions of this Section 18.4 shall survive Closing.

18.5     Computation of Time. If the time period or date by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires or occurs on a Saturday, Sunday, or legal or bank holiday, then such time period or date shall be automatically extended through the close of business on the next regularly scheduled business day.

18.6     Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and which together shall constitute the agreement of the parties hereto. This Agreement may be electronically signed and the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

18.7     Choice of Law.   This  Agreement  shall be governed by and  construed in accordance with state in which the Property is located.

18.8     Confidentiality.   Buyer and Seller each acknowledges that any and all information that either party has heretofore furnished or hereafter furnishes to the other with respect to the Property, the transactions contemplated by this Agreement or other non-public proprietary or confidential information of the parties has been and will be furnished on the condition that the receiving party maintains the confidentiality thereof until Closing. Accordingly, prior to Closing, Buyer and Seller shall not disclose, and shall prohibit their respective agents, consultants, employees, representatives and any parties identified in clause (i) below from disclosing, to any other Person without the prior written consent of the disclosing party: (a) the material terms of this Agreement; (b) any of the information in respect of the Property, including, but not limited to, the Due Diligence Documents and any information heretofore or hereafter obtained by Buyer or its agents, consultants or representatives in connection with Buyer’s due diligence investigations of the Property; and (c) any other non-public proprietary or confidential information of the disclosing party. In the event the Closing does not occur or this Agreement is terminated, each party shall, upon request from the other, promptly return to the other all documents containing any of such information without retaining any copy thereof or extract therefrom, including (but not limited to) return of the Due Diligence Documents by Buyer to Seller. Notwithstanding anything to the contrary hereinabove set forth, either party may disclose such information (i) provided such disclosure is necessary or reasonably appropriate to enable a party to enforce its rights under this Agreement or to defend any claim brought against a party under this Agreement, (iii) such disclosure relates to Buyer’s due diligence relative to title, survey, environmental or other customary components of due diligence, (iv) such disclosure relates to Buyer’s financing or potential financing, (v) such disclosure relates to Buyer’s transaction underwriting, and/or (vi) as any governmental authority may require in order to comply with applicable legal requirements or a court order. Notwithstanding the foregoing, the foregoing confidentiality obligation shall not apply to any such information that (1) is or becomes generally available to the public other than as a result of a breach of this Agreement; (2) is obtained by receiving party on a non-confidential basis from a third-party that, to receiving party’s knowledge, was not legally or contractually restricted from disclosing such information; (3) was in receiving party’s possession prior to disclosing party’s disclosure hereunder; or (4) was or is independently developed by receiving party without using any such confidential information. Buyer shall be responsible for any violation of the above provisions of this Section 18.8 by Buyer’s agents, attorneys and affiliates. The confidentiality and non-disclosure provisions of this Section 18.8 shall not survive the Closing but shall survive any termination of this Agreement.   Other than as provided above, no announcements or disclosures of any information related to this Agreement (including, but not limited to, the Purchase Price) to outside brokers or third parties, before or after the Closing, shall be made without the prior written specific consent of Buyer and Seller. Each party shall be entitled to injunctive relief for any such violation but shall not be entitled to monetary damages.   In the event of any conflict between this Section 18.8 and the terms and conditions of the Confidentiality and Buyer Registration Agreement executed by Buyer or its affiliate in connection with its review of the Property, the more restrictive term shall control and bind Buyer.

18.9   Effectiveness. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Seller, Buyer and their respective successors and assigns.

[SIGNATURES ARE TO FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the date last set forth below.

SELLER:
Dannemann, LLC

By: /s/ Scott Stough
Printed Name: W. Scott Stough
 Its: COO

Date: June 12, 2020

BUYER:
AEI Property Corporation

By: /s/ MARNI NYGARD
Marni Nygard, its President

Date: June 15, 2020

EXHIBIT “A”

LEGAL DESCRIPTION

Being Lot 9, Block 3/7547, of WEST VIRGINIA / HIGHWAY 67, an Addition to the City of Dallas, Dallas County, Texas, according to the plat thereof recorded in cc# 20080146503, Map Records, Dallas County, Texas.

EXHIBIT “B”

ALTA SURVEY REQUIREMENTS

The Survey shall be prepared and certified by the land surveyor licensed in the State in which the Property is located. The Survey shall: (a) be made in accordance with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, jointly established and adopted by ALTA and NSPS in 2016; (b) include the items marked on the attached Table A; (c) be made pursuant to the Accuracy Standards (as adopted by ALTA and NSPS and in effect on the date of the Certification) of an Urban Survey; and (d) be made in accordance with the appropriate state land survey standards. The Survey shall show the exact location, boundaries, and the number of square feet in the Property and shall show the elevations of the principal parts of the Property and shall disclose no gaps, gores, encroachments, easements, boundary overlaps or physical matters which would adversely affect the marketability of title to the Property or which would adversely affect or interfere with the development of the Property in accordance with Buyer’s plans, and shall show that all parcels making up the Property adjoin each other along their common boundaries without gaps or overlaps.

The Survey shall be certified as follows:

CERTIFICATION

This is to certify to AEI Property Corporation, and its successors or assigns, (“AEI”) and First American Title Insurance Company (“FATCO”) that this map or plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys”, jointly established and adopted by ALTA and NSPS in 2016, and includes the Items marked of Table A thereof. Pursuant to the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of this certification, the undersigned further certifies that in my professional opinion, as a land surveyor registered in the State of Texas the Relative Positional Accuracy of this survey does not exceed that which is specified herein.

Dated:

Registered Land Surveyor
Registration No.

Name: Address : Telephone: (   )

TABLE A
OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS NOTE:  The twenty (20) items of Table A may be negotiated between the surveyor and client. Any additional items negotiated between the surveyor and client shall be identified as
21(a), 21(b), etc. and explained pursuant to Section 6.D.ii.(g). Notwithstanding Table A Items 5 and 11, if an engineering design survey is desired as part of an ALTA/NSPS Land Title Survey, such services should be negotiated under Table A, Item 21.

If checked, the following optional items are to be included in the ALTA/NSPS LAND TITLE SURVEY, except as otherwise qualified (see note above):

1.         x
Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by existing monuments or witnesses in close proximity to the corner.

2.         x
Address(es) of the surveyed property if disclosed in documents provided to or obtained by the surveyor, or observed while conducting the fieldwork.

3.         x
Flood zone classification (with proper annotation based on federal Flood Insurance Rate Maps or the state of local  equivalent) depicted by scaled map location and graphic plotting only.

4.         x

Gross land area (and other areas if specified by the client).

5.
Vertical relief with the source of information (e.g. ground survey or aerial map), contour interval, datum, and originating benchmark identified.

6.         x
(a) If set forth in a zoning report or letter provided to the surveyor by the client, list the current zoning classification, setback requirements, the height and floor space area restrictions, and parking requirements. Identify the date and source of the report or letter.

        x
(b) If the zoning setback requirements are set forth in a zoning report or letter provided to the surveyor by the client, and if those requirements do not require an interpretation by the surveyor, graphically depict the building setback requirements. Identify the date and source of the report or letter.

7.         x
(a) Exterior dimensions of all buildings at ground level.

(b) Square footage of:

      x       (1) exterior footprint of all buildings at ground level.

             (2) other areas as specified by the client.

        x
(c) Measured height of all buildings above grade at a location specified by the client. If no location is specified, the point of measurement shall be identified.

8.         x
Substantial features observed in the process of conducting the fieldwork (in addition to the improvements and features required pursuant to Section 5 above) (e.g., parking lots, billboards, signs, swimming pools, landscaped areas, substantial areas of refuse).

9.         x
Number and type (e.g., disabled, motorcycle, regular and other marked specialized types) of clearly identifiable parking spaces on surface parking areas, lots and in parking structures. Striping of clearly identifiable parking spaces on surface parking areas and lots.

10._
(a) As designated by the client, a determination of the relationship and location of certain division or party walls with respect to adjoining properties (client to obtain necessary permissions).

(b) evidence from plans requested by the surveyor and obtained from utility companies, or provided by client (with reference as to the sources of information), and

11.
Location of utilities existing on or serving the surveyed property as determined by:
     observed evidence collected pursuant to Section 5.E.iv.
evidence from plans requested by the surveyor and obtained from utility companies, or provided by client (with reference as to the sources of information), and markings requested by the surveyor pursuant to an 811 utility locate or similar request

Representative examples of such utilities include, but are not limited to:
Manholes, catch basins, valve vaults and other surface indications of subterranean uses;
     Wires and cables (including their function, if readily identifiable)
crossing the surveyed property, and all poles on or within ten feet of the surveyed property. Without expressing a legal opinion as to the ownership or nature of the potential encroachment, the dimensions of all encroaching utility pole crossmembers or overhangs; and
     Utility company installations on the surveyed property.

Note to the client, insurer, and lender - With regard to Table A, item 11, source information from plans and markings will be combined with observed evidence of utilities pursuant to Section 5.E.iv. to develop a view of the underground utilities. However, lacking excavation, the exact location of underground features cannot be accurately, completely, and reliably depicted. In addition, in some jurisdictions, 811 or other similar utility locate requests from surveyors may be ignored or result in an incomplete response, in which case the surveyor shall note on the plat or map how this affected the surveyor’s assessment of the location of the utilities. Where additional or more detailed information is required, the client is advised that excavation and/or a private utility locate request may be necessary.

12.
As specified by the client, Governmental Agency survey-related requirements (e.g., HUD surveys, surveys for leases on Bureau of Land Management managed lands).

13.        x         Names of adjoining owners according to current tax records. If more than one owner, identify the first owner’s name listed in the tax records followed by “et al.”

14.        x         As specified by the client, distance to the nearest intersecting street.

15.
Rectified orthophotography, photogrammetric mapping, remote sensing, airborne/mobile laser scanning and other similar products, tools or technologies as the basis for the showing the location of certain features (excluding boundaries) where ground measurements are not otherwise necessary to locate those features to an appropriate and acceptable accuracy relative to a nearby boundary. The surveyor shall (a) discuss the ramifications of such methodologies (e.g. the potential precision and completeness of the data gathered thereby) with the insurer, lender and client prior to the performance of the survey and, (b) place a note on the face of the survey explaining the source, date, precision and other relevant qualifications of any such data.

16.      x           Evidence of recent earth moving work, building construction, or building additions observed in the process of conducting the fieldwork.

17.        x         Proposed changes in street right of way lines, if such information is made available to the surveyor by the controlling jurisdiction. Evidence of recent street or sidewalk construction or repairs observed in the process of conducting the fieldwork.

18.        x         If there has been a field delineation of wetlands conducted by a qualified specialist hired by the client, the surveyor shall locate any delineation markers observed in the process of conducting the fieldwork and show them on the face of the plat or map. If no markers were observed, the surveyor shall so state.

19.
Include any plottable offsite (i.e., appurtenant) easements or servitudes disclosed in documents provided to or obtained by the surveyor as a part of the survey pursuant to Sections 5 and 6 (and applicable selected Table A items) (client to obtain necessary permissions).

20.
Professional Liability Insurance policy obtained by the surveyor in the minimum amount of $                        to be in effect throughout the contract term. Certificate of Insurance to be furnished upon request, but this item shall not be addressed on the face of the plat or map.

21.
(a) Locate improvements within any offsite easements or servitudes benefitting the surveyed property that are disclosed in the Record Documents provided to the surveyor and that are observed in the process of conducting the survey (client to obtain necessary permissions).

(b) Monuments placed (or a reference monument or witness to the corner) at all major corners of any offsite easements or servitudes benefitting the surveyed property and disclosed in Record Documents provided to the surveyor (client to obtain necessary permissions).

        x
(c) Vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s).

        x

(d) Indication of access to a public way such as curb cuts and driveways.

EXHIBIT “C”

(Form of Assignment and Assumption of Lease) ASSIGNMENT AND ASSUMPTION OF LEASE
THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and

entered   into   effective   as   of   this
                                     (“Assignor”), and

day   of                    ,   2020,   by and   between
( “Assignee”).

RECITALS:

A.        Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated                                          , 2020, as it may have been amended (the “Agreement”), pursuant to which Assignee is acquiring from Assignor the real property and improvements, located on property more particularly described on   EXHIBIT A  attached hereto and incorporated herein by this reference.

B.        Pursuant to the terms of the Agreement, Assignor desires to sell, assign, convey, transfer and set over to Assignee and Assignee desires to assume all of Assignor’s interest in that certain Lease dated June 6, 2008, (the “Lease”), by and between Assignor and Taclecris Plasma Resources, Inc., a Delaware corporation (the “Tenant”), including all rents prepaid for any period subsequent to the date of this Assignment, subject to the terms and conditions set forth below.

C.        Assignor is the Landlord under the Lease with full right and title to assign the Lease and the Rent to Assignee as provided herein. The Lease is valid, in full force and effect and has not been pledged, modified or amended. So far as is known to Assignor, there is no default by Tenant under the Lease and no Rent has been waived, anticipated, discounted, compromised or released.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Assignor and Assignee hereby agree as follows:

1          Assignor hereby irrevocably and unconditionally sells, assigns, conveys, transfers and sets over unto Assignee, its heirs, successors and assigns as of the date hereof (the “Effective Date”), all of Assignor’s right, title and interest in, to and under: (i) the Lease, together with any and all guaranties thereof, if any, and (ii) any and all rents prepaid as of the Effective Date, held by Assignor in connection with the Lease (the “Rent”).

2.         Assignee hereby assumes and shall be liable for any and all liabilities, claims, obligations, losses and expenses, including reasonable attorneys’ fees arising in connection with the Lease which are actually incurred, and which arise by virtue of acts or omissions occurring thereunder, on or after the Effective Date. Assignor shall indemnify and hold Assignee harmless from any and all liabilities, claims, obligations, losses and expenses, including reasonable attorneys’ fees arising in connection with the Lease which are actually incurred, and which arise by virtue of acts or omissions occurring thereunder, or as a result of Assignor’s failure to fulfill the landlord’s duties and obligations accruing under the Lease, prior to the Effective Date. Assignee shall indemnify and hold Assignor harmless from any and all liabilities, claims, obligations, loss and expenses, including reasonable attorney’s fees, arising in connection with the Lease which are actually incurred, and which arise by virtue of acts or omissions occurring thereunder, or as a result of Assignee’s failure to fulfill the landlord’s duties and obligations accruing under the Lease on or after the Effective Date. Assignee shall be entitled to receive all income arising from the Lease from and after said Effective Date. Assignor shall be entitled to receive all income arising from the Lease prior to the Effective Date.

3.         Assignor shall direct the Tenant and any successor tenant under the Lease to pay to Assignee the Rent and all other monetary obligations due or to become due under the Lease for the period beginning on the Effective Date by delivery of the Notice to Tenant required by Section 8.02(f) of the Purchase Agreement. This Assignment shall be governed by and construed in accordance with the laws of the state in which the Property is located.

4.         All rights and obligations of Assignee and Assignor hereunder shall be binding upon and inure to the benefit of Assignor, Assignee and the heirs, successors and assigns of each such party.

5.         This Assignment may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Assignment may be detached from any counterpart of this Assignment without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

6.         Whenever the context so requires in this Assignment, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the day and year first above written.

ASSIGNOR:                                                   ,
a

By:

Its:

STATE OF
)
) ss.
CITY/COUNTY OF                           )

The forgoing instrument was acknowledged before me this           day of                 ,
2020 by
, as                                             of                               , a
                                         limited liability company, on behalf of said
                                        .

WITNESS my hand and official seal.

Notary Public
My commission expires

ASSIGNEE:            AEI FUND

By:      AEI Fund Management          , Inc., a
Minnesota corporation
Its:

By:

Marni Nygard, President

STATE OF MINNESOTA                )
) ss. CITY/COUNTY OF RAMSEY        )

The forgoing instrument was acknowledged before me this           day of                 ,
2020, by Marni Nygard, as President of AEI Fund Management      , Inc.,                        of
AEI FUND
                                  .
, a                                           , on behalf of said

WITNESS my hand and official seal.

Notary Public

[Notarial Seal]

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF LEASE

Legal Description

EXHIBIT “D”

(Form of Assignment of Warranties)

ASSIGNMENT OF WARRANTIES, GUARANTIES, INDEMNITIES AND INTANGIBLES

KNOW ALL MEN BY THESE PRESENTS, that                                               , a

                                          ,   having   offices   at

(the
“Assignor”), for good valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, does (unless previously assigned to Assignor’s “Tenant” hereby assign and     transfer,     without     recourse,     warranty     or     liability     to     Assignor),     to
                                                                                , each having an office at 30 East Seventh Street, Suite 1300, St. Paul, Minnesota 55101 (the “Assignee”), all of Assignor’s right, title and interest, in and to the following which relate to the                                           and real
property located at
without the consent of any third-party:
(the “Property”) to the extent assignable

(1)       all warranties, guaranties, indemnities, and claims, affecting the Property listed on Exhibit A attached hereto (the “Warranties”);

(2)       all plans, drawings, specifications, surveys,  engineering reports, and other technical information; and

(3)       all other personal property owned by Seller relating to the leasing, maintenance, service, or operation of the Property (subject to Assignor’s reservation of its rights with respect to claims thereunder which arise from facts or circumstances existing prior to the sale of the Property to Assignee or during any period when Assignor remains liable to Tenant or Assignee with respect to the Property).

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of this
day of                     , 2020.

ASSIGNOR:

By:
Name:
Its:

EXHIBIT A

(List of Warranties)